UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2008

AMERICAN RAILCAR INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

000-51728	43-1481791
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clark Street, St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)
(636) 940-6000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 31, 2008, Keith Meister resigned from the Board of Directors of American Railcar Industries, Inc. (the “Company”). Mr. Meister’s resignation from the Board of Directors of the Company was not a result of any disagreement with the Company or the Company’s Board of Directors.
Mr. Meister was a member of the Compensation Committee of the Board of Directors of the Company and also resigned from that position. Mr. Brett Icahn, the son of Mr. Carl C. Icahn and a current member of the Company’s Board of Directors, replaced Mr. Meister as a member of the Compensation Committee effective January 31, 2008.
Also on January 31, 2008, the Board of Directors of the Company, pursuant to the Company’s Bylaws, elected Hunter Gary to fill the vacancy created by Mr. Meister’s resignation. Mr. Gary has not been, nor as of the date hereof is he expected to be, named to any committees of the Board of Directors of the Company. Since 2003, Mr. Gary has been the Chief Operating Officer of Icahn Sourcing LLC, where he is responsible for value enhancement of companies in which Mr. Icahn has a significant interest, and has been employed by Icahn Associates Corp. Since 2007, Mr. Gary has also served as a director of WestPoint International, Inc., which is engaged in the home textile business. Additionally, Mr. Gary has also served as a director of Motricity, Inc., a company that provides mobile content services and solutions, since 2007. With respect to each company mentioned above, Mr. Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Gary is married to Mr. Carl C. Icahn’s wife’s daughter. Mr. Gary received his Bachelor of Arts degree with Senior Honors from Georgetown University.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 4, 2008	AMERICAN RAILCAR INDUSTRIES, INC.
	By:	/s/ William P. Benac
		Name:	William P. Benac
		Title:	Senior Vice President, Chief Financial Officer and Treasurer